UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 11, 2011 (August 8, 2011)

DELCATH SYSTEMS, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-16133	06-1245881
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

810 Seventh Avenue, Suite 3505

New York, New York 10019

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (212) 489-2100

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 – Corporate Governance and Management

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) On August 8, 2011, Delcath Systems, Inc. (“Delcath”) entered into a second interim agreement with Eamonn P. Hobbs, President and Chief Executive Officer of Delcath, to continue the terms of Mr. Hobbs’ original employment agreement dated July 6, 2009 until the earlier of: (i) August 31, 2011; or (ii) the effective date of a new employment agreement. On August 10, 2011, Delcath entered into a new employment agreement with Mr. Hobbs for a term of three years. The agreement provides Mr. Hobbs with an initial base salary of $468,000 per annum, Mr. Hobbs’ current 2011 base salary, and the opportunity to receive (i) an annual cash incentive bonus pursuant to Delcath’s Annual Incentive Plan (Mr. Hobbs’ 2011 incentive target bonus is 50% of his 2011 base salary) and (ii) a grant of equity awards pursuant to Delcath’s Long Term Incentive Plan. The agreement provides for severance benefits for a period of 24 months in the event of termination other than for cause or if Mr. Hobbs leaves for good reason. In addition, if Mr. Hobbs’ termination occurs within 24 months of a change of control transaction, he will receive accelerated vesting of his outstanding equity awards. The agreement also includes confidentiality, non-disparagement, non-compete and non-solicitation restrictions that continue for a minimum of 12 months following termination of employment.

The foregoing description of the second interim agreement and Mr. Hobbs’ employment agreement is qualified in its entirety by reference to the agreements, which are filed as exhibits to this Current Report on Form 8-K and incorporated by reference herein.

Section 9 – Financial Statements and Exhibits

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description

10.1	Second Interim Agreement between Delcath Systems, Inc. and Eamonn Hobbs, dated August 8, 2011

10.2	Employment Agreement between Delcath Systems, Inc. and Eamonn Hobbs, dated August 10, 2011

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 11, 2011

DELCATH SYSTEMS, INC.

By:	/s/ Peter J. Graham
Name: Peter J. Graham
Title:	Executive Vice President and General Counsel

EXHIBIT INDEX

Exhibit No.	Description

10.1	Second Interim Agreement between Delcath Systems, Inc. and Eamonn Hobbs, dated August 8, 2011

10.2	Employment Agreement between Delcath Systems, Inc. and Eamonn Hobbs, dated August 10, 2011